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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                          Pursuant to Section 13 or 15(d) of
                         THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):September 29, 1997 (September 30, 1997)

                             AMERICAN UNITED GLOBAL, INC.



    DELAWARE                      0-19404                    95-4359228
-----------------            ----------------              ----------------
(State or other              (Commission File No.)        (IRS Employer ID No.)
jurisdiction of
incorporation)



              11130 NE 33RD PLACE, SUITE 250, BELLEVUE, WASHINGTON 98004
                       (Address of principal executive offices)



                                    (206) 803-5400
                                    --------------
                  Registrant's telephone number, including area code




            (Former name or former address, if changed since last report)

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ITEM 5-OTHER EVENTS

DEVELOPMENTS WITH EXODUS TECHNOLOGIES, INC.

American United Global, Inc. (the "Company") is reassessing the future of its Exodus Technologies, Inc. subsidiary in light of comments made by Microsoft Corporation at the Microsoft Professional Developers Conference (PDC) held in San Diego this past week. Microsoft announced at the PDC that only its own Windows T share multi-user client/server protocol and Citrix Systems' ICA application server software protocol will be supported in the initial releases of Microsoft's future Windows NT 4.0 and 5.0 "Hydra" multi-user operating system products. Alternative multi-user and application server software protocols belonging to companies other than Microsoft and Citrix will not be presently considered for Windows NT 4.0 and Windows NT 5.0 releases.

Exodus markets a Windows NT application server product under the tradename NTERPRISETM which is currently sold to businesses and governmental organizations as an add-on to the Microsoft Windows NT 3.51 operating system. Exodus markets its product under a license from Prologue SA of France which expires in December 1997.

Based on these developments, the immediate business prospects of Exodus has been materially and adversely effected. AUGI's management has determined to limit Exodus' current activities toward engineering changes in its application server product in an effort to adapt NTERPRISE for use with Windows "hydra" operating systems without Microsoft's support. In addition, Exodus will analyze the feasibility of providing customers with protocols or support for client computers which are alternatives to those supported by Microsoft, such as UnixTM workstations, X-terminals and JavaTM-enabled computers. Such engineering efforts will initially be limited to a small core group of technical personnel located at AUGI's Bellevue, Washington headquarters.

There can be no assurance that Exodus will be able to adapt its NTERPRISE product for use with "Hydra" or to effectively provide protocols or support to non-Windows solutions. If Exodus is unable to achieve positive results in the near future, AUGI will seek other options for Exodus.

DEVELOPMENTS WITH ERD WASTE CORP.

The Company has been informed that ERD Waste Corp. (NASDAQ:ERD) is contemplating filing for reorganization under federal bankruptcy laws. Robert M. Rubin, the President and Chief Executive Officer of the Company is also a principal stockholder and Chairman of the Board of ERD.

Under the terms of an agreement, dated May 30, 1996, as amended on November 8, 1996, the Company had made available to ERD a $4.4 million standby letter of credit (the "Letter of Credit") in favor of Chase Bank, ERD's senior secured lender. Such Letter of Credit is still in effect. Mr. Rubin guaranteed approximately 23% of the Company's potential losses and expenses in the event that the Letter of Credit is drawn by Chase Bank. The Company secured its financial

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risk with a lien on certain ERD equipment.  However, the Company cannot ascertain whether its security interest will protect it from all potential losses and expenses which could be incurred from drawings under the Letter of Credit, given the fact that it is difficult at this time to assess the value of the ERD collateral in which the Company has security interests. In addition, in February 1997, the Company loaned to ERD an additional $500,000 on an unsecured basis (the "Unsecured Loan"), which Unsecured Loan is past due. Repayment to the Company of principal and interest under the Unsecured Loan is guaranteed in full by Mr. Rubin.

The Company has held preliminary discussions with Chase Bank, the beneficiary of the Letter of Credit, with respect to measures that can be taken to forestall drawings under the Letter of Credit by Chase Bank while ERD proposes a plan of reorganization. The Company has been advised that Chase Bank will draw on such letter of credit if an appropriate interim arrangement cannot be achieved within the next two weeks. There is no assurance that the Company will be successful in such negotiations or that it will be able to enter into an agreement with respect to potential drawings under the Letter of Credit that will be advantageous to the Company. It may be assumed that the letter of credit will ultimately be drawn upon.

Under the terms of its agreements with ERD, if the Letter of Credit is drawn the Company is entitled to receive a $4.4 million long-term note of ERD convertible into ERD common stock at $1.00 per share. Within the context of a bankruptcy proceeding, the court has the power to nullify the Company's agreement with ERD, in which event the Company's entire investment in ERD may be lost. The Company may take a reserve, effective as of July 31, 1997 , to reflect potential loss from this investment based upon its determination, following further discussions with Chase Bank and ERD, with respect to the amount of any probable losses which may be incurred.

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                                      SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                            AMERICAN UNITED GLOBAL, INC.
                                               (Registrant)



Dated: September 30, 1997              By:/S/ DAVID M. BARNES
                                          ----------------------------------
                                            David M. Barnes, Vice President
                                            and Chief Financial Officer